Exhibit 99.1

Medicine Man Technologies, a Key Proponent of Colorado’s HB19-1090, Slated for Record Growth with Passing of Historic “PubCo” Bill

First publicly traded company files to bring together pioneers of Colorado’s cannabis industry as new bill allows publicly traded companies to own cannabis licenses

DENVER, Colo., Nov. 27, 2019—Medicine Man Technologies (OTCQX: MDCL), one of the state's pioneers in the cannabis industry, entered into term sheets with 12 of Colorado’s cannabis businesses since the recent passing of Colorado’s House Bill 19-1090. HB19-1090 or the “PubCo” bill allows publicly traded companies to own and invest in Colorado cannabis businesses. The Company was one of the first publicly traded companies to submit suitability and change of ownership applications to the Marijuana Enforcement Division to apply for approval to acquire Mesa Organics, one of the announced pending acquisitions, as part of the new legislation.

Mesa Organics would be the first to join Medicine Man Technologies in its efforts to become a leading vertically integrated company. Mesa Organics operates two dispensaries in Southern Colorado with two more scheduled to open by the end of this year. Mesa Organics also operates under the name Purplebee’s, which is the leading Colorado pure CO2 and ethanol extractor and manufacturer, as well as producer of cannabis products for some of the leading edible companies across the state.

“The Mesa Organics and Purplebee’s teams are excited to be the first to execute a change of ownership application to join the Medicine Man Technologies family,” said Jim Parco, Chief Executive Officer of Mesa Organics and Purplebee’s. “The vision set out by Andy Williams to create a leading vertically integrated cannabis company is one that resonates greatly with me and HB19-1090 allows us to execute on this vision. Since the cannabis industry entered Colorado, entrepreneurs like me, have operated in a tightly regulated market without access to outside funding. To be part of one of the largest roll-ups in the state of Colorado and North America because of the opening to outside funding, is a truly exciting milestone for our company.”

Colorado’s HB19-1090 law went into effect on November 1, 2019, which means Medicine Man Technologies, which supported the legislation from its inception, is now able to execute on the previously announced term sheet agreements. Upon closing the series of pending acquisitions, anticipated to occur in 2020, the company will have 12 cultivation operations, seven product manufacturing operations, 34 dispensaries (including two currently under construction), and an R&D lab all under a single entity. While the Mesa Organics change of ownership filing is the first of many to be filed, this deal is not expected to close until the first quarter of 2020.

“Medicine Man Technologies benefits greatly from the ability to merge Colorado’s leading cannabis companies into one organization, focused on consumers,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “Colorado is one of the oldest, most mature, and tightly-regulated cannabis markets in North America and the pioneers of the industry, including Jim Parco, know it like the back of our hands. I am thrilled we are moving forward with change of ownership filing with Mesa Organics, as Jim and his team bring a breadth and depth of knowledge of the cannabis market and will prove instrumental in providing high quality premium products that align with where the Company is going. This knowledge and know-how is what differentiates the Company and the outlined acquisition strategy compared to those looking to enter the Colorado market for the first time.”

Additionally, HB19-1090 can act as a catalyst for outside capital to flood into Colorado to fund expertise in the cannabis space. Similar to how other states were looking to Colorado as a guide for establishing medical and recreational programs, innovators and entrepreneurs will be exported from Colorado to lead the national cannabis economy. The principals of all the companies to be acquired, combined with the experience of Medicine Man Technologies will equal over 170 years of experience in regulated cannabis.

For more information about Medicine Man Technologies, please visit www.MedicineManTechnologies.com.

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About Medicine Man Technologies

Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients, and supplies. The Company's client portfolio includes active and past clients throughout the cannabis industry in 20 states and seven countries. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry. Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products. The Company's intellectual property includes the "Three A Light" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, a Colorado state-licensed research facility with a pending application for a federal bulk-manufacturing cannabis license and a pending city license that will allow for clinical research of cannabis applications for treating diseases. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks, and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.

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Contact:

Raquel Fuentes

303-371-0387

raquel@medicinemantechnologies.com

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